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                                                                    EXHIBIT 99.6

          INSTRUCTIONS BY BENEFICIAL OWNER TO BROKER OR OTHER NOMINEE
                           COSI, INC. RIGHTS OFFERING

     The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to in the letter that relate to the offering of shares of the common stock (the "Common Stock") of Cosi, Inc. (the "Company") pursuant to subscription rights to purchase Common Stock ("Rights") that the Company distributed to its shareholders of record.


     This will instruct you as to whether to exercise Rights with respect to the shares of Common Stock held by you for the account of the undersigned. The exercise of Rights is subject to the terms and conditions set forth in the
Company's Prospectus dated November   , 2003 and the related "Instructions as to
the Use of Cosi, Inc. Rights Certificates."


Box 1 [ ] Please do not exercise Rights for shares of Common Stock.

Box 2 [ ] Please exercise Rights for shares of Common Stock as set forth below:

                                   Aggregate Value of Shares
                                   --------------------------
Basic Subscription
                                   = $________(Line 1)
                                   Privilege:*

Over-subscription
                                   = $________(Line 2)
                                   Privilege:*

                    Total Payment  = $________
                    Required

                                   (Sum of Lines 1 and 2 must
                                   equal total of amounts in
                                   Boxes 3 and 4 below)

* PURSUANT TO THE BASIC SUBSCRIPTION PRIVILEGE, A BENEFICIAL OWNER MAY PURCHASE A NUMBER OF SHARES WITH A VALUE EQUAL TO AN AGGREGATE OF $0.6776, AT A SUBSCRIPTION PRICE PER SHARE EQUAL TO THE LESSER OF (i) $1.50 AND (ii) 85% OF THE WEIGHTED AVERAGE PRICE PER SHARE OF OUR COMMON STOCK AS REPORTED ON THE NASDAQ NATIONAL MARKET FOR THE 15-TRADING-DAY PERIOD ENDING THREE BUSINESS DAYS PRIOR TO DECEMBER 19, 2003. THE OVER-SUBSCRIPTION PRIVILEGE MAY BE EXERCISED ONLY IF THE BASIC SUBSCRIPTION PRIVILEGE IS FULLY EXERCISED AND IS SUBJECT TO LIMITATION, AVAILABILITY AND PRORATION AS DESCRIBED IN THE PROSPECTUS. WITH RESPECT TO THE OVER-SUBSCRIPTION PRIVILEGE, YOU SHOULD INDICATE A DOLLAR AMOUNT ON LINE 2, AND SEND SUCH AMOUNT, EQUAL TO THE AGGREGATE AMOUNT OF ADDITIONAL CAPITAL YOU WANT TO INVEST IN THE COMPANY, SHOULD ADDITIONAL SHARES BECOME AVAILABLE FOR SUBSCRIPTION.

Box 3 [ ] Payment in the following amount is enclosed: $________
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Box 4 [ ] Please deduct payment from the following account maintained by you as follows:

---------------------------------------------  ---------------------------------------------
               Type of Account                                  Account No.
           Amount to be deducted:                                    $
                                               ---------------------------------------------
            Date: ________, 2003
                                               ---------------------------------------------
                                               ---------------------------------------------
                                                               Signature(s)

                                                    Please type or print name(s) below
                                               ---------------------------------------------

                                               ---------------------------------------------

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